EXHIBIT 99.2
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   HEIDRICK & STRUGGLES

                                             Contact:Wendi Taylor Nations
                                                        +1 (312) 496 1810
                                              wtaylornations@heidrick.com


          BLAKE DEPARTS AS GENERAL COUNSEL AT HEIDRICK & STRUGGLES


   CHICAGO - AUGUST 27, 2010 - Heidrick & Struggles International, Inc. (Nasdaq:HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced that K. Steven Blake, executive vice president, general counsel and corporate secretary , is leaving the firm on August 31, 2010 to pursue another opportunity.

   "Steve has been an asset to Heidrick & Struggles and will be missed by people across the organization," said L. Kevin Kelly, chief executive officer. "He has made a positive impact on the way our company functions and we thank him for his service to the Company and wish him all the best as his time with us ends."

   Previously, Mr. Blake, who joined Heidrick & Struggles in 2005, was general counsel of Aquion Partners, LP from 2001 to 2005 and from 1998 to 2001, he was associate general counsel for General Electric Capital Corporation. Upon Mr. Blake's departure, Stephen W. Beard, Deputy General Counsel, will assume the role of interim General Counsel and Corporate Secretary until the Company has named a permanent replacement.

   ABOUT HEIDRICK & STRUGGLES
   Heidrick & Struggles International, Inc., (Nasdaq: HSII) is the leadership advisory firm providing senior-level executive search and leadership consulting services, including succession planning, executive assessment and development, talent retention management, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles' leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

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